Exhibit 9

                    ADDENDUM 1 TO CONVERTIBLE LOAN AGREEMENT

      THIS ADDENDUM 1 TO CONVERTIBLE LOAN AGREEMENT (this "Addendum") dated as of March 28, 2003 ("Effective Date"), is by and between Commtouch Software Ltd., an Israeli corporation ("Commtouch"), and the lenders signing below (each, a "Lender", and collectively, the "Lenders").

      WHEREAS, Commtouch and the Lenders previously executed the Convertible Loan Agreement on January 29, 2003 ("Agreement"); and

      WHEREAS, the Lenders have funded the first tranche of the Loan, and have indicated their intent to fund the second tranche of the Loan; and

      WHEREAS, while the Agreement contemplates a Loan of up to $1,250,000, currently the first two tranches amount to $905,000; and

      WHEREAS, XDL Capital Corp. and others have indicated an interest in funding all or a portion of the shortage in Loan funds of $345,000;

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. OPTIONAL ADDITIONAL LOAN FUNDING

Commtouch hereby grants to XDL Capital Corp. the option to fund, either itself or in conjunction with other Lenders, related parties thereto or investors from Commtouch's prior round of financing according to that certain Ordinary Shares and Warrants Purchase Agreement dated February 27, 2002 (together referred to as "Other Participating Entities"), an additional sum of up to $345,000 ("Additional Amount") as part of the Loan Amount under the Agreement. This option is exercisable at any time up to May 15, 2003, 10:00 am Pacific time, by way of the delivery of a written notice from XDL Capital Corp. and any other participating entities to Commtouch. All relevant terms of the Agreement shall be applicable to the Additional Amount as if the Additional Amount were originally a part of the second tranche of the Loan.

2.  GENERAL

a. Terms used herein shall have the same meaning as ascribed to such terms in the Agreement.

b. Except to the extent amended hereby, the terms and conditions of the Agreement shall remain in full force and effect as between the parties hereto throughout the term of the Agreement.


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IN WITNESS  WHEREOF,  the parties have caused this Addendum to be executed as of the Effective Date by their respective authorized representatives.

COMMTOUCH SOFTWARE LTD.

By: __________________     By: ________________
Title: _______________     Title:______________

LENDERS:

AxcessNet Resources LLC                      Yona Hollander

By: ____________________________             By: ______________________________
Title: _________________________             Title: ___________________________

                                             Acknowledged and Agreed:

Bert Amato                                   COLLATERAL AGENT:
By: ____________________________             XDL Capital Corp.
Title: _________________________             By: ______________________________
                                             Title: ___________________________

Compugen Systems Ltd.
By: ____________________________
Title: _________________________


Delta Capital Investments Ltd.
By: ____________________________
Title: _________________________


KKB Ventures LLC
By: ____________________________
Title: _________________________


XDL Capital Corp.
By: ____________________________
Title: _________________________


Edward B. Roberts
By: ____________________________
Title: _________________________


LENE L.P.
By: ____________________________
Title: _________________________


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